Exhibit 21.  Subsidiaries of the Registrant

                                                      Percentage
                                   State or country    of voting
                                        in which       securities
                                      incorporated        owned
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

Registrant:
  Dravo Corporation                   Pennsylvania        --

Subsidiaries of Dravo Corporation:
  Dravo Basic Materials
    Company, Inc.                     Alabama             100%
  Dravo Equipment                     Delaware            100
  Dravo Lime Company                  Delaware            100
  Princeton Ridge, Inc.               New Jersey          100

Subsidiary of Dravo Basic Materials
 Company, Inc.:
  Dravo Natural Resources Company    Delaware              50

Subsidiary of Dravo Lime Company:
  Dravo Natural Resources Company    Delaware              50

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